UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 1, 2010

WHO’S YOUR DADDY, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-33519 (Commission File Number)	98-0360989 (I.R.S. Employer Identification No.)

26381 Crown Valley Parkway, Suite 230 Mission Viejo, CA 92691 (Address of principal executive offices) (zip code)

(949) 582-5933 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

On July 19, 2006, Who’s Your Daddy, Inc. (the “Company”) received a Demand for Arbitration filed with the American Arbitration Association from Sacks Motor Sports Inc. (“Sacks”) seeking damages arising out of a sponsorship contract.  On February 13, 2007, the Arbitrator awarded Sacks $1,790,000, which amount was recorded as an expense in the quarter ending December 31, 2006 and was fully reserved on the Company’s balance sheet.

Effective March 30, 2010, the Company entered into a Settlement Agreement and Release (the “Settlement Agreement”) with Sacks and Greg Sacks, an individual (“Greg”).  Under the Settlement Agreement, the Company has agreed to pay Sacks $100,000 on or before April 15, 2010 and issue to Sacks 1,000,000 shares of its common stock in the form of ten (10) certificates of 100,000 shares each.  The Settlement Agreement calls for the shares of stock to be delivered to the Company’s law firm, Solomon Ward Seidenwurm & Smith, LLP (“SWSS”) with an irrevocable instruction to mail to Sacks one stock certificate of 100,000 shares per month for ten (10) consecutive months commencing July 15, 2010. The shares will be free-trading upon receipt of a legal opinion from the Company’s counsel.  Sacks has agreed that it will not directly or indirectly sell, transfer or assign more than 100,000 shares during any thirty (30) day period at any time.  The Settlement Agreement was fully executed on April 1, 2010.

Once the Company makes the $100,000 payment and delivers the 1,000,000 shares to SWSS, Sacks has agreed that it will irrevocably waive, release and surrender all rights relating to or arising from its judgment against the Company and will take all actions reasonably requested by the Company to cause the Judgment to be permanently rendered of no force or effect including without limitation by stipulating to set aside and vacate the judgment and cause then entire litigation to be dismissed with prejudice.  In connection with the Settlement Agreement, the Company expects to record a gain on extinguishment of debt of $1,610,000 once the $100,000 payment has been made and the 1,000,000 shares have been delivered to SWSS.

Item 9.01                      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Settlement Agreement and Release between Who’s Your Daddy, Inc. on the one hand and Sacks Motor Sports, Inc. and Greg Sacks on the other hand, dated effective March 30, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Who’s Your Daddy, Inc.
a Nevada corporation

Dated: April 6, 2010		/s/ Michael R. Dunn
	By:	Michael R. Dunn
	Its:	Chief Executive Officer